PRESS RELEASE

Columbia Equity Trust, Inc. [Logo]	1750 H Street, NW Suite 500 Washington, D.C. 20006 Tel (202) 303 — 3080

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Columbia Equity Trust, Inc. Announces $34.1 Million Acquisition

Washington, D.C., January 13, 2006 – Columbia Equity Trust, Inc. (NYSE: COE) announced today that it acquired 1025 Vermont Avenue in Washington, D.C. for a purchase price of $34.1 million.

Originally constructed in 1963 and renovated in 1987 and 2004, 1025 Vermont Avenue is a twelve-story, approximately 115,000 square foot, multi-tenant office building located in Washington’s East End. The building is within a half-block of McPherson Square and walking distance to three Metrorail subway stations. 1025 Vermont Avenue is currently 97% leased to 27 tenants.

1025 Vermont Avenue is expected to generate a first-year net operating income-to-purchase price return (cash basis) of approximately 6.7%. In conjunction with the acquisition, Columbia assumed an existing financing in the amount of $19.0 million at a fixed interest rate of 4.91% which matures in January 2010. The balance of the acquisition was funded with proceeds from the Company’s revolving credit facility.

About Columbia Equity Trust, Inc.

Columbia is a self-advised, self-managed Maryland corporation focused on the acquisition, development, renovation, repositioning, ownership, management and operation of commercial office properties located predominantly in the Greater Washington, D.C. area. For additional information please visit our web site at http://www.columbiareit.com.

Forward Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of its business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the office industry in particular. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For a further discussion of these and other factors that could impact the Company’s future results, performance, achievements or transactions, see the documents filed by the Company from time to time with the Securities and Exchange Commission, and in particular the section titled, “Risk Factors” in the Company’s prospectus.

CONTACT

COLUMBIA EQUITY TRUST, INC.

JOHN SCHISSEL
CHIEF FINANCIAL OFFICER
202-303-3080